Exhibit 10.8
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT dated as of December 12, 2007 (this “Amendment”) is made by and between Osteologix, Inc., a Delaware corporation (the “Company”), and Matthew M. Loar (the “Employee”).
RECITALS
A. The Company and the Employee previously entered into an Employment Agreement dated as of September 14, 2007 (the “Agreement”).
B. The parties each desire to amend the Agreement as set forth herein.
In consideration of the mutual promises, terms, provisions and conditions set forth in this Amendment, the parties hereby agree as follows:
AMENDMENT
1. Section 7(b) of the Agreement is hereby amended and restated in its entirety as follows:
“(b) Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of the Employee’s termination, then any amount of cash severance payable under Section 4 above which is triggered by a termination of employment under any circumstances and that otherwise would have been payable within the first six (6) months following the Employee’s “separation from service” (as defined under Section 409A) will become payable in lump sum on the earlier of (a) the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Employee’s separation from service, or (b) within 10 business days of the Employee’s death occurring after the separation from service date. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. All remaining cash severance benefits, if any, will be payable in accordance with the payment schedule applicable to each such payment or benefit pursuant to the terms of Section 4. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A. Notwithstanding the parties’ intent and commitment to work together to effect amendments of this Agreement to ensure its compliance with the requirements of Code Section 409A, should it be determined that any payment or benefit provided hereunder is subject to Code Section 409A(a)(1), Employee shall be responsible for any resulting additional tax or penalties legally applied to him thereunder. Notwithstanding anything to the contrary contained in either the preceding sentence or in Section 11, to the extent that any amendment to this Agreement with respect to the payment of any payment or benefit would constitute under Code Section 409A a delay in a payment, a change in the form of payment or an acceleration of a payment, then such amendment must be done in a manner that complies with either Code Section 409A(a)(4)(C) or Treas. Reg. §1.409A-3(j), as applicable.”
2. Section 11 of the Agreement is hereby amended and restated in its entirety as follows:
“11. Entire Agreement; Severability; No Oral Modification. This Agreement, together with the Offer Letter, any agreements representing any outstanding equity awards from the Company, the Indemnification Agreement and the Confidentiality Agreement, represent the entire agreement and understanding between the Company and Employee and supersede and replace any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. Subject to Section 7(b) above, this Agreement may only be amended in writing signed by Employee and the Company.”
3. Except as expressly set forth herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employee and the Company, by its duly authorized representative, as of the date first above written.

Employee:	OSTEOLOGIX INC.

/s/ Matthew M. Loar	By:	/s/ Philip J. Young

Matthew M. Loar		Name: Philip J. Young
Title: President and Chief Executive Officer